Exhibit 99.8(GGG)

AMENDMENT NO. 2

to

PARTICIPATION AGREEMENT

Among

INTEGRITY LIFE INSURANCE COMPANY,

PIMCO VARIABLE INSURANCE TRUST,

and

PIMCO INVESTMENTS LLC

THIS AMENDMENT (“Amendment”) is made as of May 1, 2013 by and among PIMCO Investments LLC (“PI”), PIMCO Variable Insurance Trust (the “Fund”) and Integrity Life Insurance Company (the “Company”).

WHEREAS, the Company, the Fund and Allianz Global Investors Distributors LLC (“AGID”) entered into a Participation Agreement dated January 1, 2008, as amended (the “Agreement”); and

WHEREAS, all of AGID’s rights, titles and interests and duties, liabilities and obligations under the Agreement were irrevocably novated and transferred to PI through a Novation of and Amendment to Participation Agreement dated April 1, 2011 by and among AGID, PI, the Fund and the Company; and

WHEREAS, terms of the Agreement contemplate that it may be amended with the mutual agreement of the parties; and

WHEREAS, the parties desire to amend the Agreement by deleting the current Schedule A in its entirety and replacing it with the Schedule A attached hereto; and

WHEREAS, all other terms of the Agreement shall remain in full force and effect;

NOW, THEREFORE, in consideration of their mutual covenants herein contained and for other good and valuable consideration, the Company, the Fund and PI agree as follows:

1.            The existing Schedule A to the Agreement is hereby deleted in its entirety and replaced with the accompanying Schedule A.

2.            Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

3.            Capitalized terms used but not defined in this Amendment shall have the definitions given to them in the Agreement.

4.            This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date specified below.

PIMCO INVESTMENTS LLC

By:	/s/ Gregory A. Bishop

Name: Gregory A. Bishop

Title: Head of Business Management

PIMCO VARIABLE INSURANCE TRUST

By:	/s/ Eric D. Johnson

Name: Eric D. Johnson

Title: Vice President

INTEGRITY LIFE INSURANCE COMPANY

By:	/s/ Kevin L. Howard

Name: Kevin L. Howard

Title: Senior Vice President and General Counsel

Schedule A

The term “Designated Portfolio” of the Fund will include those Portfolios of the Fund listed below as well as any other Portfolio of the Fund now offered or offered subsequent to the date hereof.

Designated Portfolio/Classes:

Advisor Class Shares of the Following Portfolios

All Asset Portfolio

CommodityRealReturn Strategy Portfolio

Long-Term U.S. Government Portfolio

Low Duration Portfolio

Real Return Portfolio

Total Return Portfolio

Segregated Asset Accounts:

Separate Account I of Integrity Life Insurance Company	AdvantEdge variable annuity
Established May 19, 1986	AnnuiChoice variable annuity
Grand Master variable annuity
Grand Master flex 3 variable annuity
IQ and IQ3 variable annuity
Pinnacle Plus variable annuity
Pinnacle variable annuity